EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121336 and 333-130278 on Form S-8 of our report dated March 22, 2006 (March 5, 2007 as to Note 20), relating to the consolidated financial statements of Abington Community Bancorp, Inc. and subsidiaries as of December 31, 2005 and for the two years in the period ended December 31, 2005, appearing in this Annual Report on Form 10-K of Abington Community Bancorp, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 12, 2007